SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                   SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. )(1)


                               SEMICON TOOLS, INC.
                                (Name of Issuer)



                                  COMMON STOCK
                         (Title of Class of Securities)



                                   0008166321
                                 (CUSIP Number)


                                  April 9, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)




---------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 Pages

CUSIP No. 0008166321                 13G                       Page 2 of 8 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       ALAN GELBAND COMPANY, INC.

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       Florida

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,200,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,200,000
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,200,000

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.6%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


       CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 8 Pages

CUSIP No. 0008166321                 13G                       Page 3 of 8 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       ALAN GELBAND

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,780,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,780,000
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,780,000

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.3%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


       IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 8 Pages

CUSIP No. 0008166321                 13G                       Page 4 of 8 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       ALAN GELBAND COMPANY, INC. DEFINED CONTRIBUTION PENSION PLAN AND TRUST

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       Florida

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            450,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             450,000
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       450,000

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.2%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


       EP

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 8 Pages

Item 1(a).     Name of Issuer:

               SEMICON TOOLS, INC.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               111 Business Park Drive, Armonk, New York 10504


Item 2(a).     Name of Persons Filing:

               This Schedule 13G is filed on behalf of a group comprised of (i) Alan Gelband Company, Inc., (ii) Alan Gelband and (iii) The Alan Gelband Company, Inc. Defined Contribution Pension Plan and Trust (collectively, the "Reporting Person").

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               575 Madison Avenue
               New York, NY 10022

Item 2(c).     Citizenship:

               Alan Gelband Company, Inc. is a Florida corporation and The Alan Gelband Company, Inc. Defined Contribution Pension Plan and Trust is a trust governed under the laws of the State of Florida. Alan Gelband is a United States citizen.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

                0008166321

Item 3.         Type of Reporting Person:

                    (a) - (j):  Not  Applicable
                    This  statement is being filed pursuant to Rule 13d-1(c).

Item 4.         Ownership:

                    (a)  Amount Beneficially Owned:

                         Alan Gelband Company, Inc. beneficially owns 1,200,000 shares of Common Stock which represents shares of Common Stock issuable upon exercise of options to


                                Page 5 of 8 Pages
                         acquire 1,200,000 shares of Common Stock beginning on June 9, 1998. The Alan Gelband Company, Inc. Defined Contribution Pension Plan and Trust owns 450,000 shares of Common Stock. Mr. Gelband is deemed the beneficial owner of such shares by reason of his relationship as principal stockholder of Alan Gelband Company, Inc. and the sole trustee and sole beneficiary of The Alan Gelband Company, Inc. Defined Contribution Pension Plan and Trust. Mr. Gelband owns 130,000 shares of Common Stock individually.

                    (b)  Percent of Class:

                         8.3%

                    (c)  Number of shares as to which such Reporting Person has:

                        (i)  sole power to vote or to direct the vote:

                             1,780,000

                       (ii)  shared  power  to  vote  or to direct the vote:

                              -0-

                      (iii) sole power to dispose or to direct the disposition of:

                             1,780,000

                       (iv) shared power to dispose or to direct the disposition of:

                              -0-

Items 5-9.  Not Applicable



                                Page 6 of 8 Pages

Item 10. By signing below each of the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with effect to changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  April 17, 1998


                                            ALAN GELBAND COMPANY, INC.


                                            By: /s/ Alan Gelband
                                                ------------------------------
                                                Alan Gelband, President


                                            THE ALAN GELBAND COMPANY,
                                            INC. DEFINED CONTRIBUTION
                                            PENSION PLAN AND TRUST


                                            By: /s/ Alan Gelband
                                                ------------------------------
                                                Alan Gelband, Trustee


                                            /s/ Alan Gelband
                                            ----------------------------------
                                            ALAN GELBAND



                                Page 7 of 8 Pages

                                                                       EXHIBIT A

     Pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission, the undersigned agree that the statement to which this Exhibit is attached is filed on their behalf and in the capacities set forth below.


Date:  April 17, 1998


                                            ALAN GELBAND COMPANY, INC.


                                            By: /s/ Alan Gelband
                                                ------------------------------
                                                Alan Gelband, President


                                            THE ALAN GELBAND COMPANY,
                                            INC. DEFINED CONTRIBUTION
                                            PENSION PLAN AND TRUST


                                            By: /s/ Alan Gelband
                                                ------------------------------
                                                Alan Gelband, Trustee


                                            /s/ Alan Gelband
                                            ----------------------------------
                                            ALAN GELBAND



                                Page 8 of 8 Pages